SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 7, 2011

SARATOGA RESOURCES, INC.
(Exact name of registrant as specified in Charter)

Texas	0-27563	76-0314489
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

7500 San Felipe, Suite 675 Houston, Texas 77063
(Address of Principal Executive Offices)(Zip Code)

713-458-1560
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 13, 2011, Saratoga Resources, Inc. (the “Company”) announced the appointment of Michael O. Aldridge, age 52, as Executive Vice President and Chief Financial Officer of the Company.  Mr. Aldridge has more than 16 years of public company executive level financial and accounting experience in the energy industry, including serving in multiple executive positions with Petroquest Energy, Inc. and Ocean Energy, Inc.  Since 2009, Mr. Aldridge has served as a financial consultant to the energy industry.  From 2000 to 2008, Mr. Aldridge serviced in various executive roles with Petroquest Energy, Inc., including Executive Vice President, Chief Financial Officer and Treasurer.  Previously, Mr. Aldridge spent 7 years with Ocean Energy, Inc., where he served as Controller and later as Vice President – Corporate Communications.  Mr. Aldridge previously was employed by Ernst & Young, LLP for eleven years, where he attained the level of Senior Manager. Mr. Aldridge holds a B.S. degree in Accounting from Louisiana State University and is a licensed CPA.

Mr. Aldridge will receive a base salary of $250,000 and a stock option grant to purchase 150,000 shares of common stock vesting over three years.  Additionally, Mr. Aldridge will be eligible to participate in a performance based bonus plan and such other benefit plans as are generally available to officers of the Company.

On October 7, 2011, Edward Hebert resigned as the Company’s Vice President – Finance and Chief Accounting Officer of the Company.

Item 9.01       Financial Statements and Exhibits.

(d)

Exhibits

99.1

Press release, dated October 13, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SARATOGA RESOURCES, INC.

Date: October 13, 2011	By:	/s/ Thomas F. Cooke
Thomas F. Cooke
Chief Executive Officer

2